EXHIBIT 10.1

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (the “Agreement”), dated April 24, 2014 is entered into by and between Dais Analytic Corporation, a New York corporation (“Dais”), with an address of 11552 Prosperous Drive, Odessa, FL USA, and SoEX (Hong Kong) Industry & Investment Co., Ltd., a Hong Kong corporation with its registered address at Room 11-2-1103 11/F Kowloon Bldg 555, Nathan Rd Mongkok KL, Hong Kong (“Distributor”). Dais and Distributor are hereinafter sometimes individually referred to as a “Party” and collectively referred to as the “Parties.”

RECITALS

WHEREAS, Dais manufactures nanotechnology-based Energy Recovery Ventilator air-to-air exchanger cores containing MTM (“Cores”) and certain MTM products for use in certain water treatment facilities as agreed upon between the parties (the “Products”);

WHEREAS, Dais holds the rights to certain intellectual property pertaining to certain MTM and the use thereof in energy recovery ventilators and water treatment applications, consisting of Intellectual Property Rights, Know-How, Trade Secrets, and Patents; and

WHEREAS, Distributor desires to obtain the right to distribute and market Dais’s Products for incorporation in energy recovery ventilators sold and installed in commercial, industrial and residential buildings, transportation facilities and vehicles, and MTM for incorporation in applicable water treatment facilities (“Field”) in mainland China, Hong Kong, Macao and Taiwan (the “Territory”) and Dais is willing to grant such right under the terms and conditions hereof;

WHEREAS, Distributor desires to obtain an exclusive license in the Territory to utilize the Intellectual Property, and certain improvements thereto in the manufacture and sale of Products in the Field and Territory and to purchase its requirements of MTM from Dais, subject to terms and conditions of this Agreement;

WHEREAS, Distributor may use agents, (the “Buyer(s)”), for the installation, maintenance, sale and use of the Products in the Field and Territory; and

NOW THEREFORE, in consideration of the premises and mutual and dependent promises set forth herein, the parties hereto agree as follows:

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1. APPOINTMENT OF DISTRIBUTOR.

(a) Subject to the terms of this Agreement, Dais hereby appoints Distributor, and Distributor accepts appointment, as the exclusive distributor of the Products in the Field and Territory. In consideration for such an appointment, Distributor agrees to pay Dais a one-time upfront nonrefundable fee of Two Hundred and Fifty Thousand Dollars (US$250,000), of which (i) 10% (US$ 25,000) shall be paid to Dais within five (5) Business Days of the execution of this Agreement, and (ii) the remaining 90% (US$225,000) shall be paid to Dais on or before the earlier of (i) one hundred and eighty (180) days of the execution of this Agreement and (ii) the date that SoEX (Beijing) Environmental Protection Technology Company Limited is registered and can legally transfer the US$225,000 to Dais. Nothing in this Agreement is intended to limit or prevent Dais or its Affiliates from, distributing or selling MTM to the Distributor from the Territory. Distributor shall have a right of first refusal to integrate newer applications and uses of Dais’s technology in the Territory during the term of this Agreement. For each new product Dais wants to sell in the Territory, Dais shall provide written notice to the Distributor and Distributor shall have thirty (30) calendar days to acknowledge its intent and terms to sell such product. Upon such an acknowledgment by the Distributor, the Parties will update this Agreement to include the new product, so that the terms and conditions of this Agreement will govern the sales, distribution and licensing of such product, as though such product fell within the definition of Products under this Agreement in the first place. To the extent there are issues regarding the new Products that are not covered by this Agreement, the Parties may enter into an amendment to this Agreement to address such issues.

Dais shall not distribute, sell, lease or otherwise transfer the Products to anyone other than the Distributor for use in the Field and Territory. Dais shall refer all inquiries from potential customers in the Field and Territory to the Distributor. All existing agreements (including Purchase Orders) with existing Buyers and end users in the Territory shall be provided to the Distributor within 5 Business Days of the execution of this Agreement.

Dais agrees to coordinate with Distributor on any new product releases and relevant initiatives in the Field and Territory. Dais agrees not to disclose any information regarding any new products or new applications of the MTM and/or Aqualyte technology in the Field and Territory without first consulting Distributor, and Distributor agrees to do the same with Dais.

Distributor may not sell, lease, distribute, use, install, promote, dispose of or otherwise transfer the Products outside of the Field and Territory without the express prior written consent of Dais. Distributor shall not sell, lease, distribute, use, install, promote, dispose of or otherwise transfer the Products to any person or entity including, but not limited to Buyers, that Distributor has reason to believe has or will sell, lease, use, install, distribute, promote, dispose of or otherwise transfer the Products outside of the Field and Territory. For purposes of this Agreement, an “Affiliate” shall mean any person or entity which controls, is controlled by or is under common control with a party to this Agreement. For the purpose of this Agreement "control" shall mean the ownership of at least 50% of the entity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a party to this Agreement.

(b) Distributor shall have the right to use qualified Buyers for the installation, engineering, maintenance, sale, lease, and use of the Products in the Field and Territory subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, (1) any Buyers appointed by Distributor shall be subject to the terms and conditions of this Agreement as it applies to Distributor and (2) Distributor shall use commercially reasonable efforts to ensure such Buyers are in compliance with this Agreement. Upon the reasonable request of Dais, Distributor shall terminate any Buyer who is determined to be in non-compliance with the terms and conditions of this Agreement by either Dais or the Distributor. Distributor shall be responsible for any breaches by a Buyer of the Distributor’s obligations hereunder.

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(c) Dais, in its sole discretion, may from time to time during the term of this Agreement modify the Products with respect to their design, function, appearance or in any other respect, without incurring any liability to Distributor. Upon sixty (60) calendar days’ prior written notice, which may be waived by the Parties, Dais shall have the right, at any time, to make changes to or discontinue the manufacture or sale of any of the Products without incurring any liability to Distributor; provided, however, the requirement for sixty (60) calendar days’ prior written notice shall be waived in any circumstance where the change or discontinuation is due to discontinuation or changes in Dais’s materials used in its Products or changes in any of the Products for safety reasons or engineering reasons.

(d) Without written consent from Dais, Distributor may not alter, modify, reverse engineer, decompile or change any Product, components thereof, its package, and package contents, labeling, manufacturer’s directions or trademark for any reason. Distributor will make commercially reasonable efforts to prevent its Buyers and customers from engaging in any such acts. If Distributor, or Buyer(s), modifies, reverse engineers, decompiles or changes any Product or Product component, package or package contents, labeling, Dais’s directions or trademark, or sells, leases or otherwise transfer any Product to a third party when it has reason to believe such third party has or will undertake any such act the offending party(s) will; (i) cease being able to sell, lease, distribute, use, promote, dispose of or otherwise transfer such Products, (ii) immediately agree to cease or cause to cease such damaging activities, and (iii) the offending parties will pay Dais (A) all gross revenues the Dais has lost, regardless of the passage of time, by such improper activities (B) reimburse Dais for any of its costs, including consequential damages and (C) pay a 250,000 US Dollar penalty within ten (10) calendar days of notification of such event by Dais. Distributor shall promptly notify Dais of any such infraction.

(e) Distributor shall comply with all applicable laws, rules and regulations related to the sale, lease, distribution, promotion, marketing, use, installation, disposal, handling, storage and shipment of the Products and shall use its commercially reasonable efforts to assure its customer comply with all such laws, rules and regulations.

(f) This Agreement is designed to further the interests of both parties in developing and maintaining the maximum sales volume for the Products in the Field and Territory. Distributor shall use its commercially reasonable efforts to actively promote and sell Dais’s Products within the Field and Territory.

(g) In the event that Distributor’s payments to Dais or its Affiliates for Products ordered pursuant to this Agreement do not equal or exceed Two Hundred Fifty Thousand Dollars ($250,000) in 2014, Three Million U.S. Dollars ($3,000,000) in 2015, and Fifteen Million U.S. Dollars ($15,000,000) in any calendar year of this Agreement thereafter, Dais may terminate this Agreement pursuant to the provisions of Section 14.

2. PRICING OF PRODUCTS, PAYMENTS AND TERMS.

(a) The initial prices for the Products will be as set forth in an agreement between the Parties. Distributor is entitled to a downward price adjustment when the volume order exceeds the volume set forth such schedule. Dais and its Affiliates may change the prices of any or all of the Products in accordance with Section 5. Distributor may determine the prices at which it sells the Products. Distributor shall have sole responsibility for remitting to Dais or its Affiliates full payment for each Product it purchases from Dais or its Affiliates pursuant to the terms and conditions of this Agreement and related order and acceptance documents.

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(b) The price shown on the schedule to be agreed upon by the Parties shall include taxes (such as Florida sales tax), but does not include taxes, shipping expense after the Products are delivered to the shipping point specified in Section 4 and duties and levies applicable to Distributor in the Territory (“Distributor Expense”). It is the responsibility of the Distributor to accurately report and pay the Distributor Expense in full and on a timely basis. In the event Dais or its Affiliates are required by any law or regulation to collect or pay any such Distributor Expense, said Distributor Expense will be billed to Distributor and payable in accordance with the terms of this Agreement. Florida sales taxes will not be billed to Distributor if Distributor delivers to Dais a valid and applicable sales tax exemption certificate or otherwise proves that it is exempt from Florida sales taxes. Distributor must provide to Dais evidence that any such sales tax exemption is in effect on an annual basis or when reasonably requested by Dais. Dais will provide support to Distributor in obtaining such an exemption.

3. ORDERING AND INVENTORY.

(a) All purchase orders submitted by Distributor shall be in the form set forth in Schedule A and be subject to acceptance by written notice of acceptance within five (5) Business Days of the date of the purchase order. If Dais and its Affiliates are not able to accept a purchase order according to the terms of the purchase order, Dais shall contact Distributor promptly and review the terms with Distributor. Each purchase order submitted by Distributor shall be binding upon Distributor when such a purchase order is duly accepted by Dais and shall set forth the type of Products ordered, quantities to be supplied and delivery dates. No term or condition set forth in any purchase order submitted by Distributor will have any effect other than the identification of Product type, quantity and delivery dates unless agreed to in writing by Dais. All other terms and conditions contained in Distributor’s purchase orders or Dais’s sales acknowledgement shall be deemed null and void. Unless agreed to in writing by the Parties at the time of order and acknowledgement. The terms set forth in this Agreement shall apply to all purchase orders placed by Distributor and accepted by Dais or its Affiliates.

(b) Invoices will be issued by Dais or its Affiliates promptly upon acceptance of the purchase order. Invoices will include the Products’ price which includes taxes, levies, duties and fees applicable to the sale of the Products by Dais or its Affiliates to Distributor. Payment for twenty percent (20%) of the invoice amount is due within three (3) Business Days from the date of the invoice with the remainder of the invoice amount due within thirty (30) days from the date of ocean shipment or upon receipt of the original Bills of Lading by Distributor or Distributor’s bank whichever is sooner. Payment can be made by either telegraph transfer or Letter of Credit, issued by a reputable bank in the Territory with a letter of credit under the same terms as the sample Letter of Credit in Schedule E. All payments are to be made in U.S. Dollars.

(c) A late payment fee of the greater of 1.5% per month (18% per year) or the maximum rate permitted by applicable law will be applied to all payments due under this Agreement, invoices for Products and services and Payments (calculated and paid pursuant to Section 8) not paid within forty-five (45) calendar days of the due date, with interest accruing from the date payment was due through the date that payment in full of the overdue invoice plus the interest accrued thereon is received by Dais or its Affiliates. Any and all expenses incurred by Dais and its Affiliates in the collection of any unpaid invoice including, but not limited to, reasonable attorney’s fees, shall be added to the amount due from Distributor under said invoice.

(d) If, at any time, it becomes necessary for Dais or its Affiliates to allocate shipments, Dais and its Affiliates will take whatever action in its judgment is fair and appropriate.

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4. SHIPPING OF PRODUCTS. All Products will be sold, at Dais’s sole discretion, either FOB Odessa, Florida, or Ex Works, Dais’s Factory in Florida, with transportation charges to be paid by Distributor. Risk of loss of the Products will pass to the Distributor upon such delivery by Dais or its Affiliates. The Distributor’s carrier and Distributor shall be responsible for any damage in shipment. Requests for adjustments on shipping errors (including concealed shortages/overages) must be reported within ten (10) Business Days after receipt of the shipment. Distributor will provide suitable storage facilities and follow all reasonable storage and handling precautions including, but not limited to, any instructions provided by Dais or its Affiliates, at all times while the Products are in Distributor’s possession or in transit from Distributor to its customers and shall instruct its customers as to such storage and handling precautions.

5. AGREEMENT TO SUPPLY.

(a) During the Term, except as provided herein at Section 5(c), Distributor agrees to purchase, exclusively from Dais, Distributor’s (and any Buyer’s) requirement of Products for use in the Field and Territory. Distributor shall pay Dais the price for each Product purchased as agreed between Dais and Distributor (“Purchase Price”), set forth in a schedule to be agreed upon by the parties, as such Purchase Price may be adjusted, supplemented or amended from time to time in accordance with this Agreement. The Purchase Price shall be subject to adjustment by Dais for any actual cost increase Dais incurs in producing the Product plus twenty five (25%) percent of said increase. Such price increases shall be in response to actual changes in Dais’s costs and shall not be effective for forty five (45) calendar days after prior written notice to Distributor. Evidence of cost changes shall accompany such a notice. Distributor shall have the right to request reasonable documentation of any such increase and shall have the right to terminate the Agreement in the event Dais incurs cost increases in a given year of the Agreement which exceed fifteen (15%) percent of the average purchase price paid by Distributor for the Product in the previous year of the Agreement. Any such termination by Distributor shall be made within thirty (30) calendar days of receiving notice of a cost increase from Dais or said right is waived. For the purpose of this Agreement “Contract Quarters” shall be defined as January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 for each year of the term, unless otherwise agreed in writing by the Parties

(b) Starting with the calendar quarter beginning April 1, 2015, the Distributor shall provide, not less than thirty (30) calendar days prior to the commencement of each Contract Quarter, a forecast for the Products it will purchase from Dais under this Agreement during the next two Contract Quarters, including quantities for each Product and requested delivery schedules for each Product and for each Contract Quarter (each a “Rolling Quarterly Forecast”). Each Rolling Quarterly Forecast shall evidence a binding obligation of Dais to supply the Product and for Distributor to purchase the Product set forth on such Rolling Quarterly Forecast. Subject to the foregoing, each time the Quarterly Rolling Forecast is updated, Distributor may increase the quantities forecast for the Contract Quarter immediately preceding the current Contract Quarter by up to twenty percent (20%) and may decrease the quantities forecasted for that same Contract Quarter by no more than ten percent (10%). Further adjustments to said Contract Quarter purchases may be made upon the written agreement of the Parties provided, Dais shall not deny a request by Distributor for an increase in the quantity of Products forecasted for said Contract Quarter if, after taking into account any other orders or commitments Dais may have for its products in that period, it possesses sufficient Products and labor to supply the Distributor’s request for additional Products pursuant to the delivery schedule proposed. For a Contract Quarter that has not been previously forecast, Distributor may set the forecast, at any level mutually acceptable by the Parties. The Parties shall work cooperatively in good faith making reasonable efforts to insure that market demand for the Products are met as requested. The Products shall be purchased and paid for by Distributor pursuant to the terms and conditions of this Agreement. No term or condition set forth in any purchase order or sales acknowledgment will have any effect other than the identification of Products ordered, quantity of each Product and delivery dates (subject to the provisions herein), unless mutually agreed to by the Parties in writing. All other terms and conditions contained in any such purchase orders or sales acknowledgments shall be deemed null and void, unless mutually agreed to by the Parties in writing. The terms set forth in this Agreement shall apply to all purchase orders placed by Distributor and accepted by Dais, unless mutually agreed otherwise by the Parties.

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(c) Dais and Distributor agree that Distributor shall have the right to assemble, build, manufacture and integrate the Products (excluding MTM) in the Field and Territory as of the date of this Agreement after payment to Dais of the $500,000 provided for in Section 1(a) and Section 8(b) in this Agreement. Dais or its affiliates shall have the right to manufacture certain Products in the Territory if, after consulting the Distributor and giving the Distributor thirty (30) days from the date of a written notice from Dais to Distributor for Distributor to consider the option of manufacturing such Products, Distributor responds to Dais in writing that it does not wish to manufacture such products.

Distributor shall be permitted to employ the license granted under Section 6 to manufacture the Products (excluding MTM) pursuant to the terms of this Section 5 and Agreement. In addition Distributor may sublicense the right to manufacture said Products subject to the terms and conditions of this Agreement, as necessary to a contract manufacturer designated by Distributor and approved by Dais, with said approval not to be unreasonably withheld, conditioned or delayed. Prior to granting any such sublicense, Distributor will secure from said contract manufacturer a confidentiality agreement containing terms and conditions reasonably acceptable to Dais but in no event less restrictive than the terms contained herein. Notwithstanding any provision of this Agreement to the contrary, Distributor will, at its expense, adhere to and enforce said confidentiality agreement and shall indemnify and hold harmless Dais from and against any and all claims, losses, expenses, including without limitation reasonable attorneys’ fees, damage, causes of action and liabilities of every kind and nature asserted by any party or incurred by Dais which result from or arise out of any license granted or used pursuant to the terms of this Section 5. Any sub-license granted under this Section 5 shall be revocable and specifically limited to producing Product for Distributor pursuant to the terms and conditions of this Agreement. Any sublicense permitted hereunder shall not be sub-licensable or assignable. Distributor shall not be required to pay Dais the Purchase Price for any Product produced by Distributor or its contract manufacturer pursuant to this Section 5, but shall pay Dais the Royalty Payment set forth in Section 8 for the Distributor’s Net Sales Price of Products or products, components or systems that include Products Distributor. Notwithstanding anything to the contrary contained in this Agreement, Distributor agrees it shall not at any time manufacture, or have manufactured for its use, produce, purchase or procure MTM other than from Dais.

(d) Dais (directly or through its subcontractor, if any) shall test each Product it manufactures under this Agreement and provide a report confirming that it meets the specification (“Specifications”) as disclosed in Schedule B, as may be updated and supplemented from time to time in accordance with this Agreement (“Specifications Disclosure”). Distributor reserves the right to test Product from each such production run, employing the procedure outlined in the Specifications Disclosure (Product Acceptance Test Criteria), within fifteen (15) Business Days of receipt of each Product order. Product not meeting the Specification, if not damaged in shipping or by improper handling, may be rejected by Distributor as non-conforming upon notice made to Dais within the aforementioned period. Failure to provide said notice in accordance with this provision shall bar any claims by Distributor with respect to the Products delivered. Dais will use commercially reasonable efforts to supply Distributor replacement Products within thirty (30) Business days following receipt of a notice of rejection.

(e) Distributor shall, with said notice, provide Dais with any Products believed to be non-conforming and all reasonable information Dais may request with regard to such Products. If the Parties agree the Products do not meet Specifications, the Products Dais provides as a replacement hereunder shall be provided without charge. Dais shall have the right to request the Products be returned to it for inspection. If Dais disagrees with Distributor’s determination or determines that the Products were damaged in shipping or handling and the Parties are unable to resolve the issue then such Products shall be submitted to a mutually acceptable third party test facility. Said test facility shall determine whether the Products in question meet the Specifications and, if so, if the failure was due to damage inflicted in shipping or handling. The Parties agree that such test facility’s determination shall be final and determinative. If such test facility determines that the Product in question did meet Specifications, Distributor shall accept the Product and shall pay for each Product as well as any replacement Products shipped by Dais as a result of a rejection notice. The foregoing shall be Distributor’s sole remedy for non-conforming Product. Distributor shall not return any Products, at any time unless (i) such Products are non-conforming, as determined by the provisions of this Section 5 and (ii) upon prior written approval of Dais.

(f) Notwithstanding any provision of this Agreement to the contrary, any liability of Dais , regardless of nature, with respect to the Products, shall not exceed the invoice price of the Products to which the claim relates.

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6. LICENSING OF INTELLECTUAL PROPERTY.

(a) Dais hereby grants to Distributor, subject to the terms and conditions of this Agreement, to the extent that it lawfully may, the license and right for the term of this Agreement, to manufacture, sell, lease and distribute Products (excluding manufacture of MTM), and to use the Intellectual Property in connection therewith, in the Field and Territory subject to the terms and conditions of this Agreement (the “License”). The foregoing right and license shall terminate upon termination of this Agreement, regardless of reason. Other than as specifically provided in this Agreement, Distributor may not sublicense any rights granted herein without the prior written authorization of Dais (which such authorization will not be unreasonably withheld, conditioned or delayed) and provided any such sub-licensee accepts in writing all of the terms and conditions of this Agreement; provided, however, the Distributor shall not sublicense the agreement to a competitor of Dais or a person or entity that has a non-compete agreement with Dais. Notwithstanding the foregoing, no provision in this Agreement shall be deemed to constitute an assignment to the Distributor of the Intellectual Property and all right, title and interest to the Intellectual Property shall remain vested in Dais.

(b) Upon the termination of this Agreement, regardless of reason, any and all sub-licenses granted hereunder shall terminate. In the event Distributor fails to enforce the terms and conditions of any sublicense, Dais or its Affiliates may opt, upon fifteen (15) calendar days prior written notice to the Distributor, to institute and prosecute an action in its name or in the name of the Distributor as may be desirable to protect Dais’s rights and interests. The Distributor shall join as a party to any such action if required by law or procedure. In the event the Distributor brings any action to enforce the terms and conditions of any sublicense, upon the Distributor’s request and at Distributor’s expense, Dais shall cooperate with such enforcement action.

7. PARTIES INTELLECTUAL PROPERTY RIGHTS.

(a) The parties agree that any Improvements to the Intellectual Property made or carried out by: (i) Distributor, or its employees, officers, Affiliates or agents; or (ii) Dais, or its employees, officers, Affiliates or agents, shall be promptly disclosed to the other Party, in confidence and in such detail as is reasonably required to permit the Party to use such Improvement. Dais shall own and hold all right, title and interest to all such Improvements, except that the Distributor shall have the right of use of such Improvements during the term of this Agreement pursuant to the license granted in Section 6.

(b) During the term of this Agreement, the Distributor agrees to identify and mark all products produced by the Distributor with such indications of the Patents and/or Trademarks as Dais or its Affiliates may reasonably direct or approve in writing to protect the Intellectual Property.

(c) Notwithstanding any provision of this Agreement to the contrary, Dais shall own any intellectual property of any nature including but not limited to all Know-How and any amendments, modifications or Improvements thereto, regardless of nature, created or developed, during the term of this Agreement, by or for Dais, by or for the Distributor or by or for Distributor in concert with any other party, including Dais, which is related directly or indirectly to MTM and its uses (including but not limited to any intellectual property and /or know-how of any nature relating to the synthesis, resins, or fabrication of MTM) (“Rights”). The Distributor shall promptly inform Dais in writing of any such Rights and shall provide reasonable guidance with respect to instructing Dais as to use thereof.

(d) The Distributor shall assign ownership of any such Rights or Improvements to Dais and shall take all reasonable actions to assist Dais, at Dais’s expense with respect to the Rights, in securing and enforcing any patents the Dais may seek relating thereto.

(e) The Distributor shall pay all Maintenance Fees within thirty (30) calendar days of receipt of an invoice from Dais. Said invoice shall include reasonable support of the charges.

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(f) Each Party shall promptly inform the other of any suspected infringement of any claims of the Patents, or any misuse, misappropriation, theft or breach of confidence of the Intellectual Property in the Field and Territory by a third party, and with respect to such activities as are suspected, Dais shall have the right but not the obligation, to institute an action for infringement, misuse, misappropriation, theft or breach of confidence of the Intellectual Property against such third party. If Dais fails to bring such an action or proceeding within a period of sixty (60) calendar days after receiving notice thereof, then the Distributor shall have the right to prosecute at its own expense any such claim. Should either Dais or the Distributor commence suit under the provisions of this Section 7 and thereafter elect to abandon the same, it shall give timely notice to the other Party who may, if it so desires, continue the prosecution of such action or proceeding at its own expenses. Any damages recovered from such action will be divided between the Parties in proportion to the percentage of such costs which they have paid. Neither Dais nor Distributor shall settle any action covered by this Section 7 without first obtaining the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(g) In the event the parties create any Jointly Developed Intellectual Property, Dais shall own said property and Distributor shall be granted a royalty free license to use said intellectual property in the Territory subject to similar terms as those provided in the license granted in Section 6 and the terms of Section 7 (a) – (f).

(h) Distributor Intellectual Property shall be owned solely by Distributor. Upon request of Dais, Distributor shall grant Dais a license to use said Intellectual Property. The license shall be similar in scope to the license provided herein, including but not limited to one-time license fee and royalty payments.

8. OBLIGATIONS RELATED TO INTELLECTUAL PROPERTY.

(a) At the request of the Distributor, Dais shall provide reasonable support, via telephone or electronic means, regarding the Products in the Field and Territory. If Dais employees need to travel to the Territory in the 2014 calendar year to provide technical support, the Distributor shall pay all travel, lodging and other local expenses of such Dais employee or employees. After the 2014 calendar year, if Dais employees need to travel to the Territory to provide support the Distributor shall pay the travel expenses of such Dais employee or employees plus $60- $105 per working hour (hourly amount varies due to the skill level of the Dais employee requested, travel and transit time excluded), as evidenced by time sheets submitted by such Dais employee(s) and acknowledged by Distributor, which acknowledgement shall not be unreasonably withheld, unless otherwise negotiated. Any additional support shall be upon terms and conditions to be agreed by the Parties.

(b) In addition to other payments specified in this Agreement, the Distributor shall pay Dais with respect to the license granted under Section 6, (i) a one-time upfront non-refundable license fee of Two Hundred and Fifty Thousand Dollars (US$250,000), of which (A) 10% (US$ 25,000) shall be paid to Dais within five (5) Business Days of the execution of this Agreement, and (B) the remaining 90% (US$225,000) shall be paid to Dais on or before the earlier of (1) one hundred and eighty (180) days of the execution of this Agreement and (2) the date that SoEX (Beijing) Environmental Protection Technology Company Limited is registered and can legally transfer the US$225,000 to Dais and (ii) a royalty on the Distributors’ Net Sales Price of the Distributor’s sales of Products or products, components or systems that include Products which are leased, transferred or disposed of by or for the Distributor pursuant to and during the Term of this Agreement (“Royalty Payment”). The Royalty Payment shall be calculated according to the amount agreed upon by the Parties and made at the end of each calendar quarter (i.e. March 31, June 30, September 30 and December 31). Dais may verify the accuracy of the Royalty Payment by requesting a copy of the Distributor’s audited annual financial report signed and stamped by the Distributor’s auditors. Distributor shall provide a letter stating there has been no fee-bearing activity to Dais for any royalty period in which no royalty bearing activity has occurred. The terms of this Section 8(d) shall survive any termination or expiration of the Agreement for a period of three (3) years. The Parties agree that the failure to file or pay a Royalty Payment in full as required hereunder shall be considered a material default. (c) The Distributor agrees to keep true and accurate records, files and books of accounting relating to the Products sold, leased, transferred or otherwise disposed of and in sufficient detail so as to confirm the accuracy of all Royalty Payments due hereunder.

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(d) The Distributor shall build Cores to standards set by the Air Conditioning, Heating, and Refrigeration Institute (AHRI)’s Standard 1062, and Dais. The Distributor or its qualified agent shall test each enthalpy Core using Dais approved test equipment to test for core air-stream leakage in a ‘dead-headed’ configuration as well as for total enthalpy. The Distributor must maintain a record of each test.

9. DISTRIBUTORS OBLIGATIONS.

(a) Distributor at its own cost agrees, to (i) use its commercially reasonable efforts to sell the Products and increase demand for the Products, including but not limited to development and implementation of a business plan and strategy; (ii) maintain an adequate number of full-time, personnel trained in marketing, sales, and operations of the Products; (iii) have Distributor’s or Buyer’s sales representatives, as the case may be, participate in any Dais’s sales and technical training programs and such trade shows and sales meetings as Dais may reasonably designate from time to time; (iv) provide demonstration assistance to promote the Products; (v) allow Dais, at Dais’s option, to participate during Distributor’s or Buyer’s sales meetings at no charge to Dais; (vi) generate and qualify sales leads; (vii) support the sales process with cost proposals, demonstrations, customer agreements, etc.; (viii) assist current and new customers in ordering appropriate Products for their needs; (ix) promptly deliver Products to its customers upon order; (x) maintain adequate sales and warehouse facilities and sufficient inventory to fulfill the requirements of its customers; (xi) maintain adequate records with respect to the Product (to include, without limitation, serial and model numbers, installation date and location and customer’s name); (xii) not issue free goods of or credits on Products without the prior written consent of Dais; (xiii) send Dais, upon request, a quarterly listing of itemized Product volumes purchased by individual customers, material inventory status, and general market conditions (including customer trends, competition and economic and regulatory conditions that effect sales); (xiv) maintain a list of the locations of its customers to which Products have been delivered and are installed; (xv) purchase from Dais at least one Distributor Demo Unit for the Distributor and each Buyer(s) within six (6) weeks of the execution of this Agreement at a price to be mutually agreed by the Parties; (xvi) sell to any additional Buyer(s) a minimum of (1) Distributor Demo Unit’ purchased from either Dais or the Distributor. The “Distributor Demo Unit” is a portable ConsERV system of the type designated as a ConsERV H75i unit with integrated humidification capability and on-board sensors for temperature and humidity able to demonstrate a functioning ConsERV unit.

(b) Distributor shall perform activities related to Product support. Functions to be performed by Distributor may include, but are not limited to (i) documenting and responding to any complaints from customers; (ii) taking actions requested in writing by Dais to respond to any customer complaints within the Territory; (iii) notifying Dais within five (5) Business Days after becoming aware of any and all adverse reactions reported to Distributor or Buyer, as the case may be, alleged to have been caused by any Product. If requested by Dais, Distributor will use their respective commercially reasonable efforts in the event of a recall to notify their respective customers of the recall and to facilitate retrieval of Products recalled.

(c) Distributor will allow Dais the right to conduct semi-annual remote and/or on-site inspections of Distributor’s facilities to determine if Distributor has adequate systems in place to fulfill its obligations under this Agreement. Distributor acknowledges that the granting of such rights to Dais shall in no way relieve Distributor of any of its obligations under this Agreement, nor shall such provisions require Dais to conduct any such inspections.

(d) Distributor shall assist and support Buyer with respect to the Products as set forth in Schedule C.

(e) Nothing herein shall be deemed to constitute a party an agent of another party, and no party shall make any statements or representations to the contrary by advertising, signs, letterheads, or otherwise. No contracts, commitments, statements, or representations made by or on behalf of a party shall be binding in any respect on another party.

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(f) Nothing contained in this Agreement shall be construed to grant to Distributor or Buyer any rights or license whatsoever in any patent, patent application, trademark, trade name, trade dress, service mark or original packaging of Dais or any of its Affiliates (collectively, the “Marks”), except rights expressly granted herein to sell or lease Products on which the Marks appear and to advertise the Products. Distributor disclaims any interest in and right to any of the Marks or the goodwill pertaining thereto, whether arising out of this Agreement or arising in some other manner. All sales of Products to Distributor (and subsequently to Buyer) are made with the understanding that any such patents, patent applications, trademarks, trade names, trade dress, service marks or original packaging will not be altered or misused by Distributor, Buyer or any of their respective officers, directors, employees, agents or their customers. Distributor will promptly notify Dais in writing of any infringement or threatened infringement of any of the Marks of which Distributor or Buyer, as the case may be, becomes aware, and will, at Dais’s request and expense, assist Dais in preventing or eliminating such infringement. Distributor agrees to identify and mark all Products with such indications of the Marks as Dais or its Affiliates may reasonably direct or approve in writing. Distributor and Buyer may attach an identification label, at their own expense, to the Products stating that the Products are being distributed or sold by Distributor or Buyer, so long as such identification label does not prevent the plain view of the Marks and other information and designs appearing on the Products and packaging.

(g) Distributor agrees that in the performance of this Agreement, Distributor will not make any illegal payments of any kind or give other such consideration to any person or entity at any time or under any circumstance including, but not limited to, any local, state or federal government official.

(h) This Agreement is made subject to any and all restrictions concerning the export of Products or technical information from the United States of America to other countries as may be in effect from time to time. Distributor agrees it will not import or export, directly or indirectly, any Products or technical information to a location or in a manner that at the time of the import or export requires an import or export license or other governmental approval, without first obtaining said license and all written consents required from all appropriate agencies or other governmental entities.

10. CONFIDENTIALITY.

(a) Distributor acknowledges that it may be given access to confidential and proprietary information regarding Dais and the Products (the “Confidential Information”). For the purposes of this Agreement, Confidential Information includes, but is not limited to, drawings and specifications, know-how, Intellectual Property, Joint Intellectual Property, innovations, improvements, Product development data, oral or written observations, customer lists, marketing information, competitive strategies, and trade secrets. In addition, the Parties agree that Confidential Information shall include any communication or data exchanged by the Parties prior to the date of this Agreement. Distributor shall not, either during the term of this Agreement or thereafter, disclose any Confidential Information to any person or entity, other than those of its employees and agents to whom disclosure is reasonably necessary in order for Distributor to fulfill its obligations hereunder (each of such persons to be advised by Distributor of the confidential nature of the information and to be subject to contractual obligations of confidentiality to Distributor substantially equivalent to Distributor’s undertakings in this paragraph), and will not use the Confidential Information for any purpose other than in the performance of its obligations hereunder. This restriction on use and disclosure shall not apply to Dais’s information that is (i) in the public domain at the time of disclosure to Distributor or which subsequently becomes part of the public domain through no fault of Distributor or their Buyer’s, employees or agents, as the case may be; (ii) disclosed to Distributor by a third party without any obligation of confidentiality; (iii) in Distributors’ possession, prior to disclosure by Dais, as evidenced by reasonable written evidence; or (iv) independently developed by employees or agents of Distributor that did not have access to Dais’s information, as evidenced by reasonable written evidence. Distributor has the burden to establish that any of the foregoing exceptions is applicable. Distributor shall not be deemed to have violated its obligations under this Section 10(a) if it is compelled by law to disclose any Confidential Information, so long as it provides prompt written notice of such compelled disclosure to Dais and permits Dais to intercede in the matter, at its own expense, for the purpose of obtaining a protective order. Upon termination of this Agreement, Distributor shall return to Dais all tangible copies of Confidential Information, destroy all notes, memoranda, work papers, extracts and the like containing Confidential Information, and provide Dais with a certificate of a senior executive officer of Distributor confirming Distributors’ fulfillment of their respective obligations under this paragraph.

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(b) Distributor understands that the Confidential Information constitute unique and valuable trade secrets of Dais and acknowledges that the breach of the provisions of Section 10(a) of this Agreement may result in irreparable harm to Dais for which monetary damages may be inadequate. Accordingly, Distributor agrees that in the event of any breach or threatened breach by Distributor or its Buyers, employees or agents of Section 10(a), Dais may seek to obtain temporary or permanent injunctive relief or other equitable relief (without the necessity of posting bond) from any court of competent jurisdiction, in addition to any other remedies available to it, and Distributor will not claim as a defense to such petition for injunctive relief that Dais has an adequate remedy at law.

(c) Distributor acknowledges and agrees that all Confidential Information shall remain the property of Dais and that any and all Confidential Information and all amendments, modifications or improvements thereto, regardless of nature, created or developed, during the term of this Agreement, by or for Dais, by or for Distributor or by or for Distributor in concert with any other party, including, but not limited to, Dais, which is related directly or indirectly to Product, its components or the use thereof is the sole property of Dais. Distributor shall promptly inform Dais in writing of any such Rights and shall provide reasonable guidance with respect to instructing Dais as to use thereof. In addition, Distributor shall assign ownership of any such Rights to Dais and shall take all reasonable actions to assist Dais, at Dais’s expense, in securing and enforcing any patents Dais may seek relating thereto.

11. ACCEPTANCE; NO WARRANTY.

(a) Distributor shall immediately inspect the Product upon delivery for non-conformities. In the event Distributor fails to notify Dais of any Product non-conformity within thirty (30) calendar days after delivery of the Products in question, then the delivered Products shall be deemed to have been accepted by Distributor.

(b) Dais represents and warrants to Distributor that the Products manufactured and sold by Dais to Distributor under this Agreement conforms to the Specifications contained in Schedule B as of the date of delivery. Further, Dais represents and warrants to Distributor that the Products and the use of Products in the Field and Territory does not, to its knowledge, infringe the personal, contractual, proprietary, or intellectual property rights of any third party.

(c) DAIS DOES NOT ASSUME ANY LIABILITY, EITHER TECHNICAL OR ECONOMICAL OR OTHERWISE, FOR THE PERFORMANCE, SAFETY, QUALITY OR ANY OTHER ASPECT OF ANY PRODUCT MANUFACTURED BY IT OR ITS CONTRACTORS AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 11, DAIS SPECIFICALLY DISCLAIMS AND EXCLUDES ALL WARRANTIES REPRESENTATION AND/OR GUARANTEES (EXPRESS, IMPLIED OR STATUTORY) REGARDLESS OF NATURE, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. DISTRIBUTOR ACKNOWLEDGES THAT DAIS HAS MADE NO UNDERSTANDINGS, AGREEMENTS OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS TRANSACTION OTHER THAN AS EXPRESSLY SET FORTH IN THESE TERMS AND CONDITIONS. NO PERSON IS AUTHORIZED TO EXPAND OR IN ANY MANNER MODIFY DAIS’S EXPRESS WARRANTY DESCRIBED ABOVE.

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(d) Notwithstanding anything to the contrary set forth herein, the liability of Dais with respect to a claim of any kind, whether as to quality or amount of Products delivered or for non-delivery of Products, shall not exceed the invoice price of the quantities of Products as to which the claim is made.

(e) IN NO EVENT SHALL DAIS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING IN TORT, CONTRACT, STRICT LIABILITY OR ANY OTHER LEGAL THEORY (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFIT OR REVENUE, DOWNTIME COSTS, LOSS OF USE OF THE PRODUCTS, COST OF ANY SUBSTITUTE PRODUCT, FACILITY OR SERVICE, AND ANY CLAIMS OF DISTRIBUTOR, DISTRIBUTOR’S CUSTOMERS, BUYER OR OTHER THIRD PARTIES FOR ANY SUCH DAMAGES).

(f) The delivering carrier, and not Dais, is responsible for damage in shipment. Packing material should not be discarded when damage is found. The delivering carrier should be notified to inspect any damages. Damaged items cannot be returned to Dais or its Affiliates without authorization. Distributor should contact Dais for complete instructions.

(g) Distributor shall be responsible for the installation, engineering, maintenance, sale and its manufacture of the Products for its customer’s use. In addition to the foregoing, upon the reasonable request of Distributor, Dais may agree to review Distributor’s design and marketing for Products and provide advice with respect to such Products; provided, however, Dais shall not be responsible in any manner for such design or marketing of Products or any statement, representation or warranty made therein.

(h) Distributor and its customers assume all responsibility and liability for injury or damages resulting from their handling, possession, installation, manufacture, engineering, marketing, use, lease or sale of Products including, but not limited to any injury or damage resulting from the use of Products by customers in their business operations or in combination with other substances or Products, and agree to defend and indemnify Dais, its Affiliates and their respective directors, officers, employees and agents from and against all claims, losses, liabilities and expenses (including attorneys’ fees and other litigation or settlement costs) arising out of such handling, possession, marketing, use, lease or sale, except for those directly caused by defects in the design, workmanship or quality of any Products manufactured and sold to Distributor by Dais.

(i) Distributor shall provide the pre-sale, post-sale, technical support and other services set forth in Schedule C.

(j) Distributor shall, and take all actions to make sure its Buyers shall, comply with all laws, rules and regulations and secure all approvals, license and permits related to the Products pre-sale, import, post-sale, technical support and other services provided hereunder and the import, distribution, handling, possession, installation, engineering, maintenance, shipment and sale of the Products.

 (k) Distributor represents and warrants to Dais that Distributor’s manufacture and sale of its products and Systems does not and will not, to the best of its knowledge, infringe the personal, contractual, proprietary, or intellectual property rights of any third party and the products and Systems, when manufactured by or for Distributor pursuant to the terms and conditions hereof, are free of material defects in design, products and workmanship.

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12. RETURN POLICY AND CREDITS. Distributor shall not have the right to return any Products, either during the term of this Agreement or upon termination hereof, unless (i) such Product is in non-conformity, as determined by Dais in its reasonable determination, and Distributor has notified Dais pursuant to Section 11(d), and (ii) such Product does not comply with the Specifications contained in Schedule B. Returns of non-conforming Products require prior written authorization from Dais and shipping in accordance with instructions provided by Dais. When contacting Dais for return authorization, Distributor must provide the invoice number, serial number and date of shipment. Authorized returns must be in clean factory packaging sufficient to protect Product from damage during shipment. All returns must be made by prepaid transportation unless otherwise specified by Dais. Shipping charges on all returns will be at Distributor’s expense unless Dais confirms that the Product is non-conforming, in which case Dais will refund reasonable shipping charges.

13. INDEMNIFICATION.

(a) Distributor shall indemnify, defend and hold Dais, its Affiliates and their respective directors, officers, employees, agents and advisors harmless from and against any and all claims, demands, actions, causes of action, judgments, losses, liabilities, costs and expenses of any kind, nature and description, including but not limited to reasonable attorneys’ fees and other litigation expenses (collectively, “Losses”), arising from or related to (i) any bodily injury, wrongful death or damage suffered by third parties arising out of the import, sale, lease, maintenance, installation, use, handling, engineering or storage of the Products, to the extent said Losses do not directly and solely arise from the (i) failure of a Product provided by or on behalf of Dais to Distributor under this Agreement to meet Specifications upon delivery, or (ii) Dais’s breach of any of its covenants or representations contained herein. During the term of this Agreement, Distributor agrees to maintain Commercial General Liability Insurance in such an amounts as is reasonably acceptable to Dais.

(b) With respect to the indemnity and hold harmless provisions of Section 13(a), Distributor agrees to jointly and severally defend Dais or its Affiliates (at Dais’s request and option, with attorneys mutually agreed upon) in any suit or action brought or threatened against Dais or its Affiliates based on the foregoing provision including but not limited to any suit or action based on any such injury, damage or alleged injury or damage and to pay all reasonable costs, expenses and reasonable attorney fees. The Parties shall negotiate in good faith concerning the direction of the defense and any compromise or settlement of any action or claims against Dais or its Affiliates.

(c) Dais shall indemnify Distributor from and against any and all Losses, up to the amount of the purchase price of the Products on which such Losses are based, arising from or related to any bodily injury, damage or wrongful death suffered by third parties arising out of the use of the Products, to the extent said Losses arise directly and solely from the (i) failure of the Product provided by or on behalf of Dais to Distributor under this Agreement to meet Specifications at delivery, or (ii) Dais’s or breach of any of its covenants or representations contained herein, subject to the limitations set forth in Section 11 hereof.

(d) With respect to the indemnity and hold harmless provision of Section 13(c), Dais agrees to defend Distributor (at Distributor’s request and, at Distributor’s option, with attorneys mutually agreed upon) any suit or action brought or threatened against Distributor based on said provisions including but not limited to any suit or action based on any such injury, damage or alleged injury or damage, and to pay all reasonable costs, expenses and reasonable attorney fees, subject to the limitations set forth in Section 11 hereof. The Parties shall negotiate in good faith concerning the direction of the defense and any compromise or settlement of any action or claims against Distributor.

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14. TERM AND TERMINATION.

(a) The initial term of this Agreement shall commence on the date hereof and continue for a period of 15 years, unless earlier terminated as provided in this Section 14 or Section 1(g). Unless notice of termination is delivered to the other parties ninety (90) calendar days prior to the initial term or any renewal term, this Agreement will automatically renew for consecutive additional periods of 1 year each.

(b) Dais may terminate this Agreement (i) immediately upon ninety (90) Business Days written notice of the Distributor’s failure to complete purchases that meet the minimum amounts in accordance with Section 1(g), (ii) upon sixty (60) calendar days written notice to Distributor for failure by Distributor to make payment for Products, Royalties or any amount due under this Agreement when due, unless such failure is cured within the sixty (60) calendar day cure period with the provision that Dais may stop all shipments to Distributor during the cure period (iii) upon sixty (60) calendar days written notice to Distributor if the Distributor is in breach of its material obligations hereunder and such breach continues uncured for a period of sixty (60) calendar days after written notice from Dais. Distributor may terminate this Agreement upon sixty (60) calendar days written notice to Dais if Dais is in breach of its material obligations hereunder and such breach continues uncured for a period of sixty (60) calendar days after written notice from Distributor. Any party may immediately terminate this Agreement, with or without notice to the applicable other party, if such other party files a petition for relief from its creditors under applicable bankruptcy laws, becomes insolvent, has a receiver appointed for its assets, or is subject to an involuntary bankruptcy petition which is not discharged within thirty (30) calendar days after it is filed. Neither Dais nor Distributor shall, by reason of the termination of this Agreement be liable to any other for compensation, reimbursement or damages due to loss of profits on sales or anticipated sales or losses due to expenditures, investments or commitments made hereto or in connection with the establishment, development or maintenance of the business or good will of Dais or Distributor or on account of any cause whatsoever.

(c) At the discretion of Dais, to be exercised by the delivery of written notice to Distributor, this Agreement shall be deemed to be canceled immediately upon the transfer, directly or indirectly, of fifty percent (50%) or more of either the assets or the voting stock or other indicia of ownership of Distributor to any third party other than those owning or holding such assets or equity on the date herein above set forth. Distributor shall provide Dais with thirty (30) calendar days written notice prior to any such transfer.

(d) Upon termination of this Agreement and upon Dais’s written consent (such consent not to be unreasonably withheld), Distributor shall have the right to deplete their respective existing inventory of Products through sales to their respective then existing customers unless termination was for violation of any portion of Section 6 or Section 10 then Distributor loses the right to deplete their respective existing inventory of Products. Dais reserves the right in any event to repurchase from Distributor all or any part of Distributor’s existing inventory of Products for the lesser of the prevailing prices being charged to Distributor, or the price paid by Distributor to Dais for such Products. Other than the foregoing, Distributor will cease all use of the Marks, cease to represent itself as authorized Distributor of Dais Products and otherwise desist from all conduct that might lead any person or entity to believe that Distributor is so authorized.

(e) Notwithstanding any provision of this Agreement to the contrary, any termination of this Agreement shall be without prejudice as to any right of either party hereto with respect to any obligation of the other party, which accrued on or prior to the effective date of such termination.

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15. MISCELLANEOUS.

(a) This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all previous undertakings, agreements and representations between the parties, written or oral, with respect to the subject matter hereof. No modification of, addition to, or waiver of any provisions of this Agreement shall be binding upon a party hereto unless the same shall be in writing and duly executed by a duly authorized representative of the parties hereto. No waiver by a party of any of its rights hereunder shall be effective unless in writing and signed by the party to be charged therewith. Waiver by any Party of any breach of or exercise of any rights under this Agreement shall not be deemed to be a waiver of similar or other breaches or rights or a future breach of the same duty. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws in any applicable jurisdiction, such unenforceability or invalidity shall not affect the other provisions of this Agreement and the unenforceable or invalid provision shall be construed to be amended in order to avoid such unenforceability or invalidity while giving maximum permissible effect to the Parties intentions expressed herein. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(b)

(i) This Agreement may not be assigned in whole or in part by Distributor to any third party and the Distributor may not delegate any performance or obligations to Dais under this Agreement; provided that the Distributor shall assign this Agreement to SoEX (Beijing) Environmental Protection Technology Company Limited (in Chinese：大莱伟业（北京）环保科技有限责任公司) (“SoEX EPT”) upon its legal registration in the PRC, which shall not be unreasonably delayed with a target date of July 1, 2014, pursuant to the terms in this Section 15(b).

a. SOEX EPT shall be owned by the beneficiary shareholders of Distributor and Dais with Dais owning 25% of SoEX EPT. Such an ownership structure shall be in place no later than September 30, 2014 unless agreed to by the Parties in writing prior to that date;

b. For the two (2) years from the date of SoEX EPT’s legal registration until the second anniversary of SoEX EPT’s legal registration, Dais’s shall not have to contribute any capital to SoEX EPT and Dais’s ownership percentage shall not drop below 25% of SoEX EPT. After the second anniversary of SoEX EPT’s legal registration, Dais shall have a preemptive right of first refusal to purchase securities offered by SoEX EPT in any offering of equity to enable Dais to maintain the Dais’s fully diluted equity ownership position in SoEX EPT at 25%.

c. Before completing any equity offering, SoEX EPT shall give Dais a notice containing the relevant terms of the equity offering. If Dais does not exercise its preemptive right, Dais’s ownership percentage in SoEX EPT shall never be diluted below a 5% ownership percentage in SoEX EPT. Upon SoEX EPT’s registration and as long as Dais’s ownership percentage in SoEX EPT does not drop below 5%, Dais shall have the right to designate a candidate for SoEX EPT’s Board of Directors.

(ii) The assignment to SoEX (Beijing) Environmental Protection Technology Company Limited shall become effective upon a written notice from Distributor to Dais, with a copy of the assignee’s business license attached to such a notice and a government issued certificate. Any attempt to assign, or any actual assignment of any part of this Agreement by Distributor to any third party other than SoEX (Beijing) Environmental Protection Technology Company Limited without Dais’s prior written approval, shall be deemed null and void and shall result in the immediate termination of this Agreement. This Agreement will be freely assignable by Dais to its Affiliates or to any successor to its business, whether acquisition of all or substantially all of its assets, acquisition of equity, merger, consolidation or otherwise.

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(c) No party shall be liable to another party for any delay or failure to perform hereunder (excluding the failure to pay money due hereunder), which delay or failure is due to causes beyond the reasonable control of said party, including, but not limited to, acts of God, acts of the public enemy, natural disaster (e.g., earthquakes, hurricanes, tornadoes, storms, or floods), explosions, riots, fires, epidemics, quarantine restrictions, labor strikes, significant material shortages, freight embargoes or other acts that neither Party can reasonably anticipate or control.

(d) Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Agreement prior to 6:00 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Agreement on a day that is not a Business Day or later than 6:00 p.m. (New York City time) on any Business Day, (c) the Business Day following the date of deposit with a nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses, facsimile numbers and email addresses for such notices and communications are those set forth on the signature pages hereof, or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by any such Person.

(e) This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same document. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(f) This Agreement shall be governed by and construed in accordance with the laws of the state of New York without giving effect to the conflicts of laws principles thereof, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Any controversy or claim arising out of or relating to this Agreement or the existence, validity, inducement, termination or breach thereof, shall be referred to and finally resolved by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining, except where those rules conflict with this provision, in which case this provision controls. The language of the arbitration shall be English, and the place of arbitration should be Honolulu, Hawaii, OR such other place that the parties may mutually agree. Within thirty (30) calendar days after initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than six months from selection of the arbitrator. Failing such agreement, the AAA will design and the parties will follow such procedures. EXCEPT WITH RESPECT TO A BREACH RELATING TO SECTION 6 OF THIS AGREEMENT, THE ARBITRATOR SHALL NOT AWARD ANY PARTY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO SEEK SUCH DAMAGES. Each party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. In addition, a party may seek the imposition of temporary or permanent injunctive relief to prevent or stop the disclosure or misuse of any Confidential Information that it discloses to any other party. The Parties agree to negotiate in good faith on the most appropriate and convenient venue to enforce any arbitration award with such venue being chosen by the arbitrator if the Parties are unable to agree.

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The parties further agree that service of process shall be proper if served pursuant to Section 14(d). This paragraph shall survive any termination or expiration of this Agreement.

(g) In the event the English translation of this Agreement is inconsistent with the translation of this Agreement into any other language, the English translation shall control.

(h) Unless otherwise stated herein, no remedy herein is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

(i) Section 6(b), Section 7, Section 8(d), Section 9, Section 10, Section 11, Section 13 and Section 14(f) shall survive the expiration or termination of this Agreement (and any extensions thereof) as shall any other provision which specifically states it shall survive termination or expiration.

(j) Nothing in this Agreement shall be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership, or formal business entity of any kind between the parties and the rights and obligations of the parties shall be limited to those expressly set forth herein. Nothing contained in this Agreement shall be construed as providing for the sharing of profits or losses arising out of the efforts of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective representatives as of the day and year written below.

[SIGNATURES TO FOLLOW]

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DAIS ANALYTIC CORPORATION

By:	/s/ Timothy N. Tangredi
Name:	Timothy N. Tangredi
Title:	President & CEO

Address: 11552 Prosperous Drive, Odessa, FL 33556 USA Email: tntangredi@daisanalytic.com

SOEX (Hong Kong) Industry & Investment Co., Ltd.

By:	/s/ Han Shuang (Sharon Han)
Name:	Han Shuang (Sharon Han)
Title:	President & CEO

Address: Room 11-2-1103 11/F Kowloon Bldg 555, Nathan Rd Mongkok KL, Hong Kong Email: omnipa@vip.163.com

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SCHEDULE A

Form of Purchase Order

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SCHEDULE A-2

Form of Sales Acknowledgment

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SCHEDULE B

Product Specification

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Do not stack said Products in a quantity exceeding five in total. If the Products are stacked place each so the metal end plate of one meets the metal end plate of the next. All Products must be adequately wrapped and strapped to prevent tipping. Employ care when handling. Wear cut resistant gloves and use proper lifting techniques when handling any Product. All Products must be kept in a clean, dry place with temperatures not exceeding 120°F. Do not expose to snow, rain or water. Do not expose to flame, chemicals, glues or a corrosive environment of any nature.

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C500S & C500SY PRODUCT BILL OF MATERIALS
ENDPLATE	Galvanized steel
CORNER BRACKETS	Galvanized steel
RIVETS	Aluminum w/steel mandrel
ENDPLATE SPACER	Expanded polystyrene foam
COATED SCREEN	Coated steel
SPACER/FLOW FIELD	PVC
MEMBRANE	Aqualyte
ADHESIVES & SEALANTS	Silicone sealant, hot-melt adhesives

Table 1 – C500S & C500SY Bill of Materials

C510 & C510Y PRODUCT BILL OF MATERIALS
ENDPLATE	Galvanized steel
CORNER BRACKETS	Galvanized steel
RIVETS	Aluminum w/steel mandrel
ENDPLATE SPACER	Expanded polystyrene foam
COATED SCREEN	Coated steel
SPACER/FLOW FIELD	High-impact polystyrene
MEMBRANE	Aqualyte
ADHESIVES & SEALANTS	Silicone sealant, hot-melt adhesives

Table 2 – C510 & C510Y Bill of Materials

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PRODUCT SPECIFICATIONS
DEMO ERV + ENHANCED FILTER PRODUCT

NOTES:

SYSTEM IS INTENDED FOR INDOOR USE ONLY.

OA - OUTSIDE AIR INTAKE [FRESH AIR]
SA - SUPPLY AIR EXIT [FRESH AIR]
RA- RETURN AIR INTAKE [STALE AIR]
EA - EXHAUST AIR EXIT [STALE AIR]

AIR STREAMS ARE **NOT** INTERCHANGEABLE AND INPUTS SHOULD **NOT** BE REVERSED DURING INSTALLATION.

ELECTRICAL CONNECTION VIA 60" INSULATED 230 VAC SERVICE CORD (INCLUDED BUT NOT SHOWN).

MANUAL ON/OFF SWITCH OR REMOTE OPERATION VIA RELAY AND EXTERNAL TERMINALS PROVIDED.

1" THICK FIBERGLASS INSULATION IS STANDARD.

UNIT CAN BE MOUNTED AND OPERATED IN ANY ORIENTATION.

ACCESS COVER CAN BE INSTALLED IN ANY OF FOUR DIRECTIONS TO KEEP GRAPHICS IN PROPER POSITION.

[555.390±12.70]
21.87±.5
[163.544±12.70]
6.44±.5
OA
OA
OA
RA
SA
EA
[163.544±12.70]
6.44±.5
[914.400±12.70]
36.00±.5

SIZE	REV.	MODIFIED			MODEL
A	1	8/26/2013	DEMO ERV + ENHANCED FILTER		H75U
		DO NOT SCALE DRAWING		DIMENSIONS IN INCHES [MM]

Page 26 of 37	Dais Analytic + SoEX	April 24, 2014

Figure 1 - Pressurized Cross-Flow Test Station

CONFORMANCE TEST PROCEDURE AND INSTRUCTIONS FOR THE C500S, C500SY, C510, AND C510Y PRODUCTS

The following is a sequential set of steps to test Products using the above pressurized cross-flow test rig:

1)	Put on safety glasses and gloves.
2)
Inspect testing station. Look for discontinuities and/or damage to the foam sealing tape perimeter. Remove excess caulk and debris by hand and/or with a vacuum cleaner. Remove tools and unnecessary equipment from the general vicinity of the test rig. Make sure all equipment is in proper working order and is zeroed correctly.

3)	Obtain Product to be tested and place Products on test rig with airstream A in the vertical orientation. Be sure the bottom perimeter of the Product is sealed by neoprene (foam) tape.

Page 27 of 37	Dais Analytic + SoEX	April 24, 2014

4)	Place the lid on the top of the Product and align it such that sealing occurs. Make sure no hoses are crimped or otherwise impaired between the Product and lid.
5)	Affix a serial number sticker to top left corner of Product.
6)
Put the ratcheting tie-down straps in place at either end of the lid (see Figure 1). The straps should run under the base of the tester and above the lid, and pull the base and lid firmly onto the Product edges, forming a seal. Tension the tie-down straps to a reasonable level.

7)	The Product should be ready to undergo testing. Enter all relevant data into the log file. Appendix C contains the fields to be completed by the Product tester.
8)	Turn on fixed displacement pump, power supply to differential pressure transducer, and mass flow meter.
9)
There are two valves between the mass flow meter and the pump. The one that is in-line will be referred to as the I Valve and the one that exhausts to atmosphere will be known as the E Valve. The I Valve, which is downstream of the E Valve, is to be closed, thus forcing all air to be exhausted thru the E Valve. Begin by slowly opening the I Valve., The mass flow meter will register a flow rate, and the differential pressure transducer will measure the extent to which the C510Y Product has been pressurized. Continue opening the I Valve until the desired test conditions are achieved. If the I Valve is fully open and the desired pressure value has not been reached, begin closing the E Valve. Proceed with closing the E Valve until the desired pressure has been reached, or until the E Valve is fully closed. At the point the E Valve is fully closed, maximum pressure and flow are achieved. If the pressure level has previously reached or is currently at the test objective, record the rate from the mass flow meter; otherwise, write down the maximum values obtained. The objective of this test is to quantify the Product at a pressure of 0.50 in-H2O above atmospheric. Record test rate in the Product log file.

10)	Put the I Valve in the closed position and the E Valve in the open position.
11)	Turn off the fixed displacement pump, differential pressure transducer, and mass flow meter.
12)	Release the tension in ratcheting tie-down straps. Remove lid.
13)	Rotate Product 90° so that Airstream B is in the vertical position.
14)	Repeat relevant steps for Airstream B.
15)	Release the tension in ratcheting tie-down straps. Remove lid.
16)	Remove Product from test rig.

C510Y Test - Equipment
Table 3 lists equipment used in the pressurized cross-flow test rig and includes basic information and specifications.

MEASUREMENT DEVICES USED IN THE PRESSURIZED CROSS-FLOW TEST RIG*
DESCRIPTION	Brand	Model
DIFFERENTIAL PRESSURE TRANSDUCER	Setra 0-1.5 in-WG w/front LCD	26711R5WD2DG2HD
MASS FLOWMETER	TSI	40241
FIXED DISPLACEMENT PUMP	Gast DDL Linear	SPP-200GJH-101

Table 3 - Pressurized Cross-Flow Test Apparatus

* Subject to modification by Seller

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Test Rate Pass Values

If a Product receives a test rate less than or equal to the value listed in Table 4 at the required static pressure differential, then it passes the pressurized cross-flow test.

MAXIMUM RATE TABLE	C500S	C500SY	C510	C510Y
Maximum Rate in CFM @ 0.50 in-H2O (124 Pa)	10	10	10	10
Maximum Rate in L/min @ 0.50 in-H2O (124 Pa)	283	283	283	283

Table 4 - Acceptable Product Test Rates

Notes:

1)
Use two ratcheting tie-down straps to secure the lid and Product to the base of the test rig. Over time, the teeth of the ratcheting straps will fatigue, so they should be periodically inspected and/or replaced to maintain the tension levels needed to form the desired seal.

2)
Said test should be carried out for both of the Product's airstreams. This is done by sealing and pressurizing the Product to 0.50 in-H2O above ambient (atmospheric) pressure, and subsequently comparing the test rate to existing pass/fail values, which are found in Table 4 of the Test Rate Pass/Fail Values section of this document.

APPENDIX C - Data to Be Provided to Buyer

The following data is to be recorded and provided to Buyer with each Product at delivery:

Product Serial ID Number
Test Date
Test Rate @ 0.50 in-H2O for Airstream A
Test Rate @ 0.50 in-H2O for Airstream B

Product acceptance test criteria for MTM Product Vapor Phase Moisture Transfer Test

Purpose:

To determine the vapor phase moisture transfer properties of the MTM Product ("MTM") in a quantitative manner. The vapor phase properties determine the efficacy of the MTM material to transfer latent heat.

A sample from each shipment of MTM will be randomly selected and will be tested three (3) times in accordance with the procedure described below. The results of the three tests will be recorded and averaged. If the H2O transferred across the MTM sample averages greater than 0.210 grams per 10 minutes the MTM provided will be deemed to have met the Specifications.

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The Test:

Remove a sample of the MTM from the leading edge of a roll from the shipment and test it using the moisture transfer test procedure and equipment described below.

Required Equipment:

1.	Cylinder of compressed, dry air with regulator and tubing
2.	Mass-flow controller to regulate the compressed air flow rate at 1.0 L/min ± 0.1 L/min
3.	Custom aluminum / Plexiglas flow fields (see Figure1)
4.	Heat blanket and temperature controller capable of maintaining flow fields at 30 °C ± 0.5 °C
5.	Analytical balance
6.	6" long ¾’ PVC pipe with end caps, at least one of which is removable (for holding desiccant)
7.	Syringe (typically 15 or 25 mL)
8.	Disposable pipette
9.	Large binder clips (2)
10.	10 minute timer
11.	Latex-free laboratory grade gloves to be used to handle the sample during testing/analysis.

Required Materials:

1.	MTM sample, no less than 3" x 3" square
2.	Paper towels
3.	Granular desiccant (e.g. Drierite)
4.	Distilled water

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Figure 1. Flow field used for moisture transfer testing.

Procedure:

1.	Completely remove any water in the lower flow field with disposable pipettes and paper towels.
2.
Fill the syringe with 10 mL of water. Dispense throughout the lower (aluminum) flow field. Use the tip of the disposable pipette to move water around to completely fill the bottom of the flow field. Ensure that there is no water near the top of the flow field by lightly wiping your hand or a paper towel across the top and verifying that it is dry.

3.	Turn on the power supply to the temperature controller and adjust the set-point so that temperature of the flow field is 30 °C ± 0.5 °C.
4.	Remove the end of the PVC pipe with tubing attached to it.
5.	Fill the PVC pipe with desiccant and recover the end.

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6.
Place the MTM sample flat on the Plexiglas flow field*, taking care to not place it over the two alignment pins. Let the excess fall over the sides. Grasp the MTM sample and the flow field by the sides with overlapping MTM to hold the MTM sample flat when inverted and place on the lower flow field. Secure with the two binder clips, one on each side. Quickly attach the 1 L/min dry air-flow to one inlet of the flow-field.

7.	Using the analytical balance, weigh the filled desiccant pipe and record the mass.
8.	Attach the desiccant pipe to the outlet of the flow field and let the test run for 10 minutes.
9.	Remove the desiccant pipe and weigh again in the analytical balance.
10.
After the sample has been checked for moisture transfer, carefully remove it from the apparatus and check to make sure that no liquid water is in contact with the bottom of the membrane. If water has contacted the bottom of the MTM sample, all tests done on this MTM sample are to be DISCARDED, and the test must be run again.

* If the MTM is on a support, it can just as easily be placed flat on top of the lower flow field and then place the upper flow field on the apparatus.
** Unless otherwise specified, if a membrane has one side that is smoother or more glossy than the other, it is placed smooth side down.

Calculations:

Moisture transfer = (end mass of the desiccant) — (start mass of the desiccant)
Recall that three (3) test are done per sample and the results are then averaged to determine the grams of H2O transferred.

Notes:

1. The desiccant can be used for two (2) consecutive tests (approximately 20 minutes of active test time), after which the desiccant should be removed and placed in a container marked "used Drierite". The desiccant can be recharged by placing a shallow layer in a pan in an oven at 220 °C for 1.5 hours.

Page 32 of 37	Dais Analytic + SoEX	April 24, 2014

SCHEDULE C

Pre-sale, Post-sale, Technical Support and Other Services

Product Education
Distributor
Distributor shall participate in any product education sessions held by Dais or its Affiliates. Distributor shall be responsible to provide education to Buyer on an initial and on-going basis during the course of this Agreement. Distributor’s education shall consist of class-room style instructor lead sessions, conducted by a person knowledgeable in the industry and Products and shall include hand-out Products to assist Distributor in maximizing Product sales. These sessions and Products will address all aspects of the sales cycle including, but not be limited to, Product function, configuration, application, pricing, installation, handling, storage and service.

Dais
Dais or its Affiliates will provide Distributor initial Product education training and additional ongoing education at its Odessa. Florida facility, as Dais deems necessary. The education may consist of class-room style instructor leading sessions given by members of Dais’s organization. These sessions will address all aspects of the sales cycle including, but not be limited to, Product function, configuration, application, pricing, installation, handling, storage and service.
The initial training period shall end 6 months after execution of this Agreement.

Product Support
Distributor
During the Distributor’s initial training period, Distributor may request and shall facilitate timely communications, if needed, between Distributor and Dais pursuant to which Dais shall provide reasonable amounts of input with respect to the Product, its configuration, and related engineering, installation and service issues . Dais shall not be responsible in any manner for the assistance it provides.

Dais
Upon request of Distributor and during the Distributor’s training period, Dais shall provide reasonable and relevant information about the Products to Distributor to assist in the sale, design, installation, or servicing process. Distributor shall be solely responsible for the use of such information.

Information about Customers
Distributor
Distributor shall maintain reasonable and sufficient information about all sales to Buyers and installations of Products including, but not limited to information necessary to reasonably determine existence of any non-conformity of the Products as well as to confirm the sale and installation of the Products being within the Field and Territory. Upon request by Dais, Distributor may be asked to provide any reasonable data about the Buyers.

Dais	Dais shall have the right to request all reasonable data about Buyers in Distributor’s territory to facilitate a variety of business issues.
Dais Requests for Assistance
Distributor	Dais may request and Distributor shall facilitate timely communications between Distributor and Dais regarding any issue related to the Products.

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SCHEDULE D

Definitions

“Business Day” means any day except Saturday, Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Florida are authorized or required by law or other governmental action to close. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

“Cores” means nanotechnology-based Energy Recovery Ventilator air to air exchanger cores containing MTM.

“Distributor Intellectual Property” shall mean all protectable intellectual property or proprietary rights, in whatever median, whether registered or unregistered, foreign or domestic, all know-how, trade secrets, patents and trademarks developed solely by the Distributor without reference to or use of any Dais Intellectual Property, Improvements or any intellectual property of any nature developed, in whole or in part, or secured by Dais during the term of this Agreement, including, but not limited to (i) rights which are provided by a United States or foreign patent, trademark/service mark, copyright or a similar government-granted right, including reissues, reexaminations or extensions thereof, (ii) applications for the foregoing, including any divisions, continuations and continuations-in-part thereof, (iii) potentially patentable inventions, (iv) all those patents, and (v) all common law rights pertaining to the items listed in (i)-(iv) hereof

“Energy Recovery Ventilator” shall mean a type of mechanical equipment, of which an energy recovery ventilator air to air exchanger core is a component, that assists in the recovery of energy (sensible and latent) from the exhaust air expelled by an HVAC system for the purpose of pre-conditioning the incoming outdoor air's latent and sensible components prior to supplying the conditioned air to a residential, industrial or commercial building, either directly or as part of an air-conditioning system.

“Improvements” shall mean all inventions and developments relating to Products and Product within the Field, whether patentable or not, the rights to which either Party creates, secures, controls, or acquires by assignment, license or otherwise, during the term of this Agreement which are based upon, relate to or derived from Intellectual Property.

“Intellectual Property” shall mean those Intellectual Property Rights, Know-How, Trade Secrets, Patents and Trademarks useful in the manufacture and sale of Product within the Field and owned or controlled by Dais at the commencement of this Agreement.

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“Intellectual Property Rights” shall mean all protectable intellectual property or proprietary rights, in whatever median, whether registered or unregistered, foreign or domestic, existing as of the date of this Agreement and relating to the Product in the Field, including, but not limited to (i) rights relating to the Product in the Field which are provided by a United States or foreign patent, trademark/service mark, copyright or a similar government-granted right, including reissues, reexaminations or extensions thereof, (ii) applications for the foregoing, including any divisions, continuations and continuations-in-part thereof, (iii) potentially patentable inventions with respect to the Product in the Field, (iv) all those Patents, and (v) all common law rights pertaining to the items listed in (i)-(iv) hereof.

“Joint Intellectual Property” shall mean all protectable intellectual property or proprietary rights, in whatever median, whether registered or unregistered, foreign or domestic, know-how, trade secrets, patents and trademarks jointly developed by the parties during the term of this Agreement without reference to or based upon Dais Intellectual Property or any Dais intellectual property developed or secured during the course of this agreement, including, but not limited to (i) rights which are provided by a United States or foreign patent, trademark/service mark, copyright or a similar government-granted right, including reissues, reexaminations or extensions thereof, (ii) applications for the foregoing, including any divisions, continuations and continuations-in-part thereof, (iii) potentially patentable inventions, (iv) all those patents, and (v) all common law rights pertaining to the items listed in (i)-(iv) hereof.

“Know-How” shall mean, with respect to the Product in the Field, any and all: (i) design drawings, (ii) specifications and performance criteria, (iii) operating instructions and maintenance manuals, (iv) technology, technical and manufacturing information, including production documentation and methods layouts, (v) computer software and related documentation, (vi) prototypes, models, or samples, (vii) computer-aided design or computer aided manufacturing data, and (viii) other tangible Products necessary for the manufacture, sale, or testing of the Product in the Field and owned or controlled by Dais at the commencement of this Agreement or developed after the commencement of this Agreement.

“Maintenance Fees” shall mean the Distributor’s pro rata portion (relative to the other entities holding licenses on the Intellectual Property) of the costs and expenses incurred or paid (including the reasonable legal fees of Dais) in connection with: (i) applying for, initiating, maintaining, obtaining and modifying any patents and patent applications, Trademarks and Trademark applications, copyrights and copyright applications including the filing of any application or any continuation in part, whether in the U.S. or internationally, or such other intellectual property protections deemed to be reasonably necessary or advisable by Dais in connection with the Intellectual Property; (ii) prosecuting any claims related to the Intellectual Property and (iii) defending the Intellectual Property or other intellectual property against any claim or the exercise of any purported right with respect to the Product , including any claim of infringement by a third party.

“Moisture Transfer Material” herein referred to as “MTM” means a thin film polymer membrane which is capable of reversibly adsorbing and desorbing water molecules and is composed in part or in whole of an organic layer of hydrocarbon ionomeric material, possibly bonded to a reinforcing substrate, and chemically stabilized for standard industrial thin film or precision lamination manufacturing.

Page 35 of 37	Dais Analytic + SoEX	April 24, 2014

“Net Sales Price” means the gross sales or lease price, as the case may be, of the Products or products, components or systems that include Products: sold or leased or transferred by Dais to Distributor, less the following items:

a.	consumption tax, sales, excise and value added taxes;

b.	custom duties;

c.	cost of transportation and freight insurance without mark-up or added fees;

d.	reasonable and customary trade, cash and quantity discounts;

e.	amounts repaid or credited by reason of timely rejections or returns of goods provided, however, that if Product is transferred by Distributor to a third party or transferred, disposed of, sold or leased to any party of whom 25% or more of its shares are owned by Distributor then the Net Sales Price for the purpose of computing royalties hereunder shall be the higher of the sales price or lease amount received with regard to the transaction in question and the average Net Sales Price of such Product or products, components or systems that include Products as then sold or leased by Distributor to unrelated customers in similar quantities and under similar terms.

“Patent” shall mean a patent mark, as defined by applicable law that is: (i) owned, controlled or used by Dais; and (ii) the subject of a registration or a pending application for registration claiming inventions relating to Product in the Field.

“ERV System” shall mean either an Energy Recovery Ventilator or an HVAC system of which an Energy Recovery Ventilator is a part provided in each instance a MTM based Product is a component .

“Trademark” shall mean a trademark, tradename or service mark, as defined by applicable law, that is: (i) owned, controlled or used by Dais; and (ii) the subject of a registration or a pending application for registration or (iii) unregistered and is sufficiently identifiable by words or drawings together with a description of the goods or services with which it is used such that common law trademark rights may attach to it.

“Trade Secrets” shall mean all Know-How, data and other information developed or acquired without restriction by the Dais as of the date of this Agreement that is useful in the manufacture, use, or sale of Products in the Field.

Page 36 of 37	Dais Analytic + SoEX	April 24, 2014

SCHEDULE E

Sample Letter of Credit

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